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                                                  <Exhibit 10.2>
Nordstrom, Inc.
1997 Stock Option Plan

Performance Share Unit Award Agreement

AN AWARD FOR PERFORMANCE SHARE UNITS for the number of shares of Common Stock (hereinafter the "Unit") as noted on your Notice of Award of Performance Share Units (the "Notice"), of Nordstrom, Inc., a Washington Corporation (the "Company"), is hereby granted to the "Unitholder" on the date set forth on your Notice, subject to the terms, definitions and provisions of the Nordstrom, Inc.
1997 Stock Option Plan (the "Plan") adopted by the Company, which is incorporated by reference herein. Each Unit is equal in value to one share of Nordstrom stock. The Units are subject to the following:

1. VESTING AND SETTLEMENT OF UNITS. Units shall vest and be settled in accordance with the provisions of the Plan as follows:

(a) VESTING. Units shall vest at the applicable percentage if the Company's Total Shareholder Return (TSR) performance relative to the TSR of other companies in the comparator group exceeds the corresponding percentile, as set forth below, three years from the February 1 preceding the date of the Award.

Percentile of Rank        Percent of Units Vested
     > 85%                         125%
     > 75%                         100%
     > 65%                          85%
     > 50%                          75%
     < = 50%                         0%

(b) SETTLEMENT. Units shall be settled upon vesting, unless the Unitholder has elected to defer the Units into the Executive Deferred Compensation Plan (EDCP). Such election must be in writing, must be executed at least twelve (12) months prior to the beginning of the Plan Year in which the Units vest, and must be irrevocable. Upon deferral, the vested Units (and their subsequent settlement and payment) shall be governed by the terms and conditions of the EDCP as that plan may be amended from time to time by the Company.

At the time of settlement, unless deferred into the EDCP, the Unitholder shall receive one share of Common Stock for each vested Unit. Alternatively, the Unitholder may elect to receive an equivalent amount of cash. The amount of cash will be determined on the basis of the market value of the Common Stock at the time of vesting.

(c) WITHHOLDING TAXES. No stock certificates or cash will be distributed to the Unitholder unless the Unitholder has made acceptable arrangements to pay any withholding taxes that may be due as a result of the settlement of this Award. These arrangements may include withholding shares of Common Stock that otherwise would be distributed when the Units are settled. These arrangements may also include surrendering shares of the Common Stock already owned. The fair market value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

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(d) RESTRICTIONS ON RESALE. The Unitholder agrees not to sell any shares of the Company's stock at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as the Unitholder is an employee, consultant or director of the Company or a subsidiary or affiliate of the Company.

2. TERMINATION OF EMPLOYMENT. Except as set forth below, Units vest and may only be settled while the Unitholder is an employee of the Company. If the Unitholder's employment is terminated, the Units shall continue to vest pursuant to the schedule set forth in subparagraph 1(a) above and the Unitholder or his or her legal representative shall have the right to settlement of the Units after such termination as follows:

(a) If the Unitholder dies, the persons to whom the Unitholder's rights have passed by will or the laws of descent and distribution shall be entitled to settlement of the Units. Unitholder's beneficiary(ies) shall be entitled to a prorated payment with respect to Units earned during the Performance Cycle.

(b) If the Unitholder's employment is terminated due to his or her disability, as defined in Section 22(e)(3) of the Internal Revenue Code, Unitholder shall be entitled to a prorated payment with respect to Units earned during the Performance Cycle.

(c) If the Unitholder's' employment is terminated due to his or her retirement upon attaining age 50 with 10 years of service to the Company or age 60, Unitholder shall be entitled to a prorated payment with respect to Units earned during the Performance Cycle.

(d) If the Unitholder's employment is terminated for any reason other than those set forth in subparagraphs (a), (b) and (c) above, Units, to the extent not vested and settled as of the date of his or her termination, shall be forfeited as of that date.

Notwithstanding anything above to the contrary, if during the term of this Award, Unitholder directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officers, director or in any other capacity, engages or assists any third party in engaging in any business competitive with the Company; divulges any confidential or proprietary information of the Company to a third party who is not authorized by the Company to receive the confidential or proprietary information; or uses any confidential or proprietary information of the Company, then the post-termination proration of Units and settlement rights set forth above shall immediately cease and all outstanding vested and unvested portions of the Award shall be automatically forfeited.

3. TERM. Units not vested after three (3) years from the February 1 preceding the original grant of this Award shall be forfeited as of that date.




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4. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. As provided in the Plan, the number and kind of shares of Company stock subject to this Award shall be appropriately adjusted to reflect any stock dividend, stock split, split-up or any combination or exchange of shares, however accomplished.

5. ADDITIONAL UNIT. The Committee may or may not grant you additional performance share units in the future. Nothing in this Award or any future award should be construed as suggesting that additional unit awards to you will be forthcoming.